SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Definitive information statement

CROWN PARTNERS, INC.
(Name of Registrant as Specified in Its Charter)

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CROWN PARTNERS, INC.
9663 ST. CLAUDE AVENUE
LAS VEGAS, NEVADA 89148

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of Crown Partners, Inc. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company.  This Information Statement will be mailed on approximately June 16, 2009 to shareholders of record of the Company’s Common Stock as of June 5, 2009 (“Record Date”).   Specifically, this Information Statement relates to the Amendment and Restatement of the Company’s Articles of Incorporation.

On June 3, 2009, the Board of Directors approved a Letter of Intent for the acquisition by the Company of TaxMasters, Inc.  That Letter of Intent contains certain actions which must be taken by the Company as conditions precedent for the Closing of the acquisition transaction, including specifically amendments to the Articles of Incorporation.  In addition, that Letter of Intent requires the Company to effect a 20-to-1reverse stock split, and since the Company is effecting that split without a vote of the shareholders, it will result in an automatic amendment to the Articles of Incorporation similarly reducing the number of authorized shares.  Accordingly, the Articles of Incorporation are being amended to provide for an increase in the authorized shares.  So as to comply with the conditions precedent in the Letter of Intent, the Board of Directors adopted a proposal to file an Amended and Restated Certificate of Incorporation in which certain existing provisions would be amended, certain existing provisions would be retained, and certain new provisions would be added so as to amend the Certificate of Incorporation of the Company to:
(a)  change the name of the corporation;
(b) change the authorized capital stock, to increase the number of authorized shares of Common Stock and to both increase the number of authorized shares of Preferred Stock and reduce the par value of the authorized shares;
(c) add provisions governing the Board of Directors;
(d)  add a provision limiting the liability of directors;
(e)  permitting the votes of interested directors to be counted in certain transactions;
(f)  add a provision for the indemnification of officers and directors; and
(g)  add a provision permitting the Board of Directors to approve future stock splits without a vote of the stockholders without affecting the authorized capital stock.

In addition to the foregoing additive amendments, the Restated Articles would delete certain provisions which are not required in Restated Articles or which are simply declaratory of authority provided in the Nevada Private Corporation Act.

The filing of the Amended and Restated Certificate of Incorporation with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about June 16, 2009 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law.  You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

Yours truly, /s/ Arnulfo Saucedo-Bardan

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholder of the Company, on June 3, 2009 and to discuss the purposes and reasons for such actions.

PURPOSES OF
 AMENDMENTS OF CERTIFICATE OF INCORPORATION

The Company was organized on November 3, 1986.  Since then, the Company has had several changes in its name and in its business, and with those there have been various amendments to the Articles of Incorporation.  As a result, the Articles of Incorporation as amended must be pieced together from a number of documents containing the prior amendments.  At the same time, the Nevada Private Corporation Act has been amended and certain provisions are either no longer required or are not required in restated Articles.

On June 3, 2009, the Board of Directors approved a binding Letter of Intent to acquire 100% of the issued and outstanding Common Stock of TaxMasters, Inc.  The Letter of Intent has various “conditions precedent” including amendment and restatement of the Articles of Incorporation.  Accordingly, in approving the Letter of Intent, the Board of Directors also approved the amendments to the Articles of Incorporation and the restatement of the articles as so amended.

In summary, the purpose of filing the Amended and Restated Certificate of Incorporation as discussed below in more detail is to position the Company for the acquisition of TaxMasters, Inc. and the change in the Company's business plan.  At the present time, the Company is a holding company with an operating subsidiary, Crown Equity Holdings, Inc., which is engaged in the business of providing financial public relations services.  Following the acquisition, the Company will remain a holding company, but will have TaxMasters, Inc. as its operating subsidiary.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will effect the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about June 16, 2009 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on June 3, 2009.  The amendments to the Certificate of Incorporation and its Restatement require the affirmative vote of a simple majority of the issued and outstanding voting stock.  On such date, the Company had issued and outstanding 54,257,983 shares of its Common Stock (no shares of Preferred Stock were issued or outstanding).  Accordingly, on the Record Date, there were a total of 54,257,983 votes, and the Company has received a majority of such votes (35,403,450) votes, or 65.3%) approving the Amendments and the Restatement.  Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting  from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

Name & Address	Number of Shares as of 6/3/09	Percentage as of 6/3/09
Tisa Capital Corp. 9663 St Claude Avenue Las Vegas NV 89148	5,670,116	10.45%

Steven Onoue (1) 9663 St. Claude Avenue Las Vegas NV 89147	2,163,190	3.99%

Phoenix Consulting Services 9663 St Claude Avenue Las Vegas NV 89148	3,733,334	6.88%

Zaman Family Trust 9663 St Claude Avenue Las Vegas NV 89148	26,000,000	47.92%

Kenneth Bosket (1) 9663 St Claude Avenue Las Vegas NV 89148	0	0.00%

Arnulfo Saucedo-Bardan (1) 9663 St Claude Las Vegas NV 89148	0	0.00%

Montse Zaman (1) 9663 St Claude Avenue Las Vegas NV 89148	0	0.00%

Nasrin Montazer 6993 St Claude Avenue Las Vegas NV 89148	4,500,000	8.29%

Officers & directors as a Group (4 persons)	2,163,190	3.99%

(1) Denotes officer and/or director.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below.  Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position
Arnulfo Saucedo-Barden	37	Chairman of the Board
Kenneth Bosket	56	CEO/Director
Montse Zaman	34	CFO/Secretary
Steven Onoue	50	Director

Family Relationships. There are no family relationships between any of the officers and directors except that Mr. Saucedo-Bardan and Mrs. Zaman are brother and sister.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

KENNETH BOSKET. Kenneth Bosket is a director of the Company.  Mr. Bosket has been CEO of Crown Equity Holdings, Inc., a subsidiary of the Company, since June, 2008. Mr. Bosket retired in 2004 after 30 years with Sprint (Telecommunication Division). Mr. Bosket is co-founder of JaHMa, a music company in Las Vegas, Nevada and a former Board Member and President of Bridge Counseling Associates, a mental health and substance abuse service company. His experience includes implementing appropriate procedures for positioning his organization's goals with successful teaming relationships, marketing and over 30 years of extensive customer service, as well as managing various departments, and being a western division facilitator working directly for a President of Sprint. Mr. Bosket has received numerous awards, such as the Pinnacle Award for his exceptional service with his former employer combined with his community service involvements. Mr. Bosket earned a Masters of Business Administration from the University of Phoenix and a Bachelor's of Business Administration from National University.

STEVEN ONOUE. Mr. Onoue is a director of the Company.  Mr. Onoue was formerly as vice president and manager of Sanitec™ Services of Hawaii, Inc., a wholly-owned subsidiary of Crown Partners, Inc. Prior to that, Mr. Onoue was the president of Cathay Atlantic Trading Company in Honolulu, Hawaii which traded in hard commodities and acted as consultant to many construction and renovation projects. Mr. Onoue acts as a community liaison and legislative analyst to Rep. Suzuki of the State of Hawaii. Mr. Onoue has been a registered securities professional as well as a being involved in real estate in Hawaii for more than 15 years. Mr. Onoue is presently an officer and director of Crown Equity Holdings Inc., a subsidiary of the Company which trades on the OTC Electronic Bulletin Board under the symbol “CRWE.”

ARNULFO SAUCEDO-BARDAN. Mr. Saucedo-Bardan is a business man and developer and is self-employed. Mr. Saucedo-Bardan is the brother of Montse Zaman. Mr. Saucedo-Bardan is a director of Crown Equity Holdings Inc., a subsidiary of the Company and a publicly traded company traded on the OTC Electronic Bulletin Board under “CRWE.”

MONTSE ZAMAN, Montse Zaman is an administrative assistant for Crown Partners, Inc. and Crown Equity Holdings, Inc. She also works for Zaman & Company as an administrative assistant. She has an extensive background in journalism and has a degree in Communications from Instituto Superior De Ciencia Y Technologia A.C. in Mexcio. Mrs. Zaman is an officer of Crown Equity Holdings Inc., a subsidiary of the Company and a publicly traded company traded on the OTC Electronic Bulletin Board under “CRWE.”

COMPENSATION OF MANAGEMENT

During the year ended December 31, 2008 and to date for 2009, the only director and/or officer who received compensation from the Company is Montse Zaman who during 2008 received $31,300 directly and an additional $6,000 paid to the Montse Zaman Irrevocable Trust, for a total of $37,500.

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors.
The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.
The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer.

During 2008, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

1.  The name of the Company is being changed from “Crown Partners, Inc.” to “TaxMasters, Inc.”.  The change in name is intended to reflect the name of the company to be acquired as a subsidiary.

2.  The authorized capital structure is being changed.  As a result of the 20-to-1 reverse stock split, without a vote of the shareholders, the authorized common stock, consisting of 500,000,000 shares will be automatically reduced, under the applicable provision of the Nevada Private Corporation Act, to 25,000,000 shares.  The proposed amendment will provide for 1,000,000,000 shares of Common Stock and 500,000,000 shares of undesignated preferred stock  At present, the Company is authorized to issue 500,000,000 shares of common stock having a par value of $.001 per share and 10,000,000 shares of preferred stock with a par value of $10 per share.  This is being changed to authorize the Company to issue 500,000,000 shares of preferred stock having a par value of $.001 per share and 1,000,000,000 shares of common stock. also having a par value of $.001 per share.

3.  An Article will be added outlining the Board of Directors.  The current Articles of Incorporation lack any definition of the Board.  The new provision will set the number of directors at no fewer than one (1) and no more than twenty-one (21), to be elected annually, with the proviso that a director will serve until his successor is duly elected and qualified, although such service is for more than a year.  The provision will permit vacancies, including vacancies resulting from an increase in the number of directors, to be filled by the Board.

4.  An Article will be added limiting the liability of directors in accordance with the authorization of the Nevada Corporation Law.  The current Articles do not contain any such limitation.  Such a provision is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance and given the Company’s lack of substantial assets from which to provide meaningful indemnification.

5.  An Article will be added permitting the Company to enter into contracts with its directors and with firms in which any of its directors are shareholders, owners, directors, officers, or otherwise interested, provided that such contracts are in the ordinary course of business, with interested directors being permitted to vote on such transactions.  The current Articles do not contain such a provision.  Although such authorization is in the Nevada Corporation Law, it has been felt advisable to add the provision to the Articles of Incorporation in view of the more likely potential for such eventuality arising, given the Company’s new business plan than might otherwise be the case.

6.  An Article will be added adding provisions for indemnification of officers and directors.  The current Articles do not contain any provision for indemnification.  Such a provision is authorized by the Nevada Corporation Law, and it is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance.

7.  An Article will be added permitting the Board of Directors to authorize and declare stock splits (reverse splits and forward splits) without a shareholder vote without thereby impacting the number of shares of stock authorized.  The current Articles do not contain any such provision, which is permitted by the Nevada Corporation Law.  The Board desires to provide for greater flexibility by permitting the declaration of splits without requiring a vote of the shareholders, which can be time-consuming in what may be a time-sensitive situation.  The Nevada Corporation Law gives the Board such authority, but also provides that in such an event, the split would affect the authorized number of shares, not only the issued and outstanding shares.  This provision will allow the Board to take such action without affecting the authorized number of shares.

8.  Certain existing Articles will be deleted:
(a) Article II, setting a principal office, is not required and has not, in fact, been the principal office for many years.
(b) Article VI, providing for non-assessment of stock is not required as the stock is not assessable stock.
(c) Article VII, providing for perpetual existence, is not required as the Nevada Private Corporation Act provides for perpetual existence in the absence of a provision for any other date.
(d) Article VIII, providing the names and addresses of the incorporators, is not required in restated Articles.
(e) Article IX, providing that there are no preemptive rights, is not needed since the Nevada Private Corporation Act was amended in 1991 to so provide.
(f) Article X, providing that there is no right to cumulative voting, is not needed because unless cumulative voting is provided for in the Articles, there is no cumulative voting.
(g) Article XI, providing that the Board of Directors has the power to adopt and amend,  the corporation’s Bylaws, is not needed as this power is given to the Board by the Nevada Private Corporation Act.

NOTE:  The Amended and Restated Articles of Incorporation as intended to be filed with the Secretary of State of Nevada are attached hereto as an exhibit and made a part hereof.   Reference is hereby made to such exhibit for the specific wording of each of the foregoing provisions.

OTHER ACTIONS OF THE BOARD
NOT REQUIRING A VOTE OF THE SHAREHOLDERS

In addition to approving the amendments to the Articles of Incorporation, the Board of Directors approved and declared a reverse stock split of 20-to-1, meaning one new share for each twenty old shares (twenty-for-one).  This split will take effect as soon as the Company’s legal counsel clears the action with FINRA and a new CUSIP number is obtained.  It is not necessary for you to turn in your old certificate to the stock transfer agent, although you may do so, in which event you will be given a new certificate for the new total of shares held by you.  The Company’s stock transfer agent is:

Olde Monmouth Stock Transfer Co., Inc.
200 Memorial Highway
Atlantic Highlands, New Jersey 07716
telephone: (732) 872-2727
facsimile: (732) 872-2728

Alternatively, you may retain your certificate, which will continue to be valid.  Upon effectiveness of the proposed Articles of Amendment, with the change in the Company’s name, new share certificates will be printed and you may then exchange your certificate for a certificate in the new corporate name which will reflect the reduced shares.  This exchange will be at the Company’s expense.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 9663 St. Claude Avenue, Las Vegas, Nevada 89148.

BY ORDER OF THE BOARD OF DIRECTORS
June 5, 2009	/s/ Arnulfo Saucedo-Bardan
Chairman of the Board